UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Wilber Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

The Wilber Corporation

245 Main Street
Oneonta, New York 13820

Notice of Annual Meeting and
Proxy Statement

Annual Meeting of Shareholders

to be held

April 30, 2010

with
2009 Annual Report on Form 10-K

This page intentionally left blank

The	245 MAIN STREET
Wilber	ONEONTA, NY 13820-0430
Corporation	TELEPHONE: (607) 432-1700

March 23, 2010

Dear Wilber Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of The Wilber Corporation to be held on Friday, April 30, 2010 at 10:00 a.m. (notice of which is enclosed).  The meeting will be held at the Holiday Inn Oneonta, 5206 State Highway 23, Oneonta, New York.

At this annual meeting, your Board is asking you to fix the number of Directors at nine (9) and nominate three (3) Directors to our Board.  The three Directors in Class II are up for re-election at this meeting and include Olon T. Archer, Douglas C. Gulotty and Joseph P. Mirabito.  Your Board unanimously requests your approval of the Director nominees.

This year our annual meeting will again be held during usual weekday business hours, which we trust will provide a better opportunity for our investors and their advisors to attend and participate.  We hope that you can attend.

Thank you for your continued support.  Please mark, date and sign the enclosed proxy and return it promptly.

We look forward to seeing you at our Annual Meeting of Shareholders, which again will be held on April 30, 2010, at 10:00 a.m., at the Holiday Inn Oneonta, 5206 State Highway 23 in Oneonta.  Light refreshments will begin at 9:30 a.m.

Sincerely,

/s/ Brian R. Wright
Brian R. Wright
Chairman of the Board

This page intentionally left blank

THE WILBER CORPORATION
245 Main Street
Oneonta, New York 13820

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held April 30, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Wilber Corporation (the “Company”) will be held as follows:

Place:	Holiday Inn Oneonta
  5206 State Highway 23
  Oneonta, New York 13820

Date:	Friday, April 30, 2010

Time:	10:00 a.m.

The annual meeting will be held for the following purposes:

1.	To fix the number of Directors of the Company at nine (9);

2.	To elect three (3) Directors to each serve for a three-year term;

Only shareholders of record at the close of business on March 11, 2010 are entitled to notice of, and to vote at the annual meeting.

It is important that your shares are represented at the meeting.  Accordingly, please sign, date and mail the enclosed proxy in the enclosed postage-paid envelope, whether or not you plan to attend the meeting.  If you do attend the annual meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

/s/ Joseph E. Sutaris
Joseph E. Sutaris
Secretary

Oneonta, New York
March 23, 2010

THE WILBER CORPORATION

245 Main Street
Oneonta, New York 13820
(607) 432-1700
___________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 30, 2010

Solicitation of Proxies

This Proxy Statement is being furnished to shareholders of The Wilber Corporation (the “Company”) in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) to be used at the Annual Meeting of Shareholders.  The meeting will be held on Friday, April 30, 2010 at the Holiday Inn Oneonta, 5206 State Highway 23, Oneonta, New York 13820 beginning at 10:00 a.m. (local time), and any adjournments thereof.

At the meeting, we will ask shareholders to:  (i) fix the number of Directors of the Company at nine (9); and (ii) elect three (3) Directors to each serve for a three-year term.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” FIXING THE NUMBER OF DIRECTORS OF THE COMPANY AT NINE (9); AND “FOR” THE THREE (3) NOMINEES FOR DIRECTOR DESCRIBED IN THIS PROXY STATEMENT.

The Board is soliciting your proxy to vote at the meeting and at any adjournments of the meeting.  Please complete the enclosed proxy card and return it in the enclosed return envelope as soon as possible.  Each of our shareholders has one vote for each share of common stock owned. In the election of Directors, a plurality of the votes cast is required.  This means that the nominees for each directorship who receive the most votes will be elected.  Abstentions and broker non-votes will not be counted for or against any of the nominees and will have no effect on the outcome of this proposal.

Shareholders of record on March 11, 2010 are entitled to receive notice of the meeting and are entitled to vote at the meeting, or at an adjournment of the meeting.  This is known as the “Record Date.” As of the Record Date, there were 10,704,145 shares of the Company’s common stock, par value $.01 per share, issued and outstanding.

In this Proxy Statement, the terms “we,” “our,” “us,” or similar terms refer to the Company.  References in this Proxy Statement to the “Bank” refer to Wilber National Bank, our wholly owned subsidiary.

This Proxy Statement and accompanying Notice of Annual Meeting of Shareholders are first being mailed to shareholders on or about March 23, 2010.

IMPORTANT: PLEASE READ THIS PROXY STATEMENT CAREFULLY BEFORE YOU DECIDE HOW TO VOTE. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.  WE HAVE ENCLOSED A SELF-ADDRESSED ENVELOPE, WHICH YOU CAN USE TO RETURN YOUR PROXY CARD.  NO POSTAGE IS REQUIRED IF YOU MAIL THE ENVELOPE IN THE UNITED STATES.

Voting and Revocability of Proxies

If you sign and return a proxy card in the form that the Board is soliciting, so we receive it before the polls close at the meeting, your votes will be cast as you have marked on the proxy card, unless you revoke your proxy before the polls close.  If you properly sign and return your proxy card, but you do not mark on it how you want to vote on any matter, then the Board, as your proxy, will vote your shares in favor of: (i) fixing the number of Directors of the Company at nine (9); and (ii) the nominees for Director named in this Proxy Statement.  We do not know of any other matters that shareholders may present for a vote at the meeting. If any shareholder properly presents any other matter for a vote, including a proposal to adjourn the meeting, the Board members indicated on the proxy card, as the holders of your proxy, may vote on those matters based on their judgment.

If you sign and return the enclosed proxy card, you may revoke it at any time before the polls are closed.  If you want to revoke your proxy, you must: (i) sign and deliver a written notice to the Secretary of the Company, at or before the meeting, dated after the date of your proxy, stating that you want to revoke the proxy; (ii) sign and deliver to the Secretary of the Company, at or before the meeting, another proxy card relating to the same shares with a later date; or (iii) attend the meeting and vote in person.  Attending the meeting does not automatically revoke a proxy unless you also take one of the three actions described in the prior sentence.  Any written notice revoking a proxy must be delivered to Joseph E. Sutaris, Secretary, The Wilber Corporation, 245 Main Street, P.O. Box 430, Oneonta, New York 13820.

Quorum.  If 5,352,073 shares of our common stock are present in person or represented by proxy at the meeting, there will be a quorum, which will allow the meeting to commence.  Once a quorum is present, the meeting can continue even if some shareholders leave the meeting.  If a shareholder is present in person or by proxy but abstains from voting any shares, or if a broker submits a proxy for shares but does not vote those shares, then the shares are counted as present for purposes of determining a quorum. Shareholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election of the meeting.

Required Vote.  Directors are elected by a plurality of the votes cast, meaning that the nominees for each directorship who receive the most votes will be elected. Abstentions and broker non-votes will not be counted for or against any of the nominees and will have no effect on the outcome of this proposal.

A majority vote of the shares outstanding and entitled to vote, represented in person or by proxy is required to approve the other proposal described in this Proxy Statement and any other matter which may be presented for a vote at the meeting.  Each share is entitled to one vote for each Director being elected.

Director Nominations by Shareholders.  Our Bylaws provide that, at an annual meeting, a shareholder may nominate a person for election as a Director only if advance notice of intent to nominate the person and certain additional information as described in the Company’s Bylaws is mailed or delivered to the Secretary of the Company.  The notice must be received by the Company at least 14 but not more than 50 days before the date of the meeting (or at least 7 days in advance of the meeting if less than 21 days notice of the meeting is given). The notification shall contain the following information to the extent known to the notifying shareholders: (i) the name and address of each proposed nominee; (ii) the age of each proposed nominee; (iii) the principal occupation of each proposed nominee; (iv) the number of shares of the Company owned by each proposed nominee; (v) the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee; (vi) the name and residence address of the notifying shareholder; and (vii) the number of shares of the Company owned by the notifying shareholder.

Important Information for Shareholders Whose Stock Is Held in Street Name

If you hold your stock in street name, which means that your stock is held for you in a brokerage account and is not registered on our stock records in your own name, please tell your broker as soon as possible how to vote your shares to make sure that your broker votes your shares before the polls close at the meeting.  If your stock is held in street name, you do not have the direct right to vote your shares or revoke a proxy for your shares unless your broker gives you that right in writing.

Principal Owners of Our Common Stock

The following table provides you with information, to the best of our knowledge, about stock ownership by Directors, executive officers, and any person or group known by us to own beneficially more than 5% of our outstanding common stock.  The information is as of the Record Date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership ¹	Percentage Ownership ²
The AE & AT Farone Foundation, Inc.	808,420	7.55%
620 Michigan Avenue NE, Washington, DC 20064
Wilber National Bank ³	774,775	7.24%
245 Main Street, Oneonta, New York 13820
Directors and Executive Officers
Brian R. Wright	3,536,944	33.04%
Director and Chairman of the Company and the Bank
Alfred S. Whittet ⁴	16,281	*
Director and Vice Chairman of the Company and the Bank
Douglas C. Gulotty	3,084	*
President & CEO and Director of the Company and the Bank
Mary C. Albrecht ⁵	4,894	*
Director of the Company and the Bank
Olon T. Archer ⁶	47,690	*
Director of the Company and the Bank
Thomas J. Davis	44,916	*
Director of the Company and the Bank
Joseph P. Mirabito ⁷	88,079	*
Director of the Company and the Bank
James L. Seward	1,801	*
Director of the Company and the Bank
David F. Wilber, III ⁸	270,461	2.53%
Director of the Company and the Bank
Joseph E. Sutaris ⁹	1,637	*
Executive V.P., CFO, Treasurer and Secretary of the Company and Bank
Jeffrey C. Lord	1,889	*
Regional President - Senior Lending Officer (of the Bank)
Brian M. Bisaccio	0	*
Regional President - Commercial Lending (of the Bank)
All Company Directors and Executive Officers as a Group (12 persons)	4,017,676	37.53%

¹
Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, a person is considered a beneficial owner of a security if he/she has or shares voting power or investment power over the security or has the right to acquire beneficial ownership of the security within 60 days from the date of this filing.  "Voting Power" is the power to vote or direct the voting of shares.  "Investment Power" is the power to dispose or direct the disposition of shares.

²	There are 10,704,145 shares of the Company's stock issued and outstanding as of the Record Date. An asterisk ("*") means that the percentage held is less than 1%.
³	The Bank acts as Trustee for these shares held for certain customers.
⁴	Mr. Whittet owns 1,900 shares directly and 14,381 shares by a family trust owned jointly with his spouse.
⁵	Ms. Albrecht owns 3,869 shares directly. Ms. Albrecht's spouse owns 1,025 shares to which Ms. Albrecht disclaims beneficial ownership.
⁶	Mr. Archer owns 14,400 shares directly and 33,290 shares through a corporation in which he is a 100% owner.
⁷	Mr. Mirabito's spouse owns 87,423 shares solely and 656 shares jointly with Mr. Mirabito. Mr. Mirabito retains investment power over all shares to which he claims beneficial ownership.
⁸
Mr. Wilber owns 66,741 shares directly and 58,295 shares as a fiduciary.  Mr. Wilber's spouse owns 87,130 shares personally and 58,295 shares as a fiduciary.  Mr. Wilber disclaims beneficial ownership to his spouse's shares.

⁹	Mr. Sutaris owns 308 shares directly. Mr. Sutaris' spouse owns 1,329 shares by a simplified employer pension plan, to which Mr. Sutaris disclaims beneficial ownership.

PROPOSAL I
FIXING THE NUMBER OF DIRECTORS AT NINE (9)

The Company’s Bylaws provide that the Board shall consist of not less than five (5), nor more than twenty-five (25) members, and that the number of Directors shall be fixed by the shareholders at the annual meeting.  Within the foregoing limits, the Board may from time to time fix the number of Directors, but may not raise or lower the number by more than two (2) between any two (2) successive Annual Meetings of the Shareholders.  Vacancies on the Board, including vacancies resulting from an increase in the number of Directors, may be filled by a majority vote of the remaining members of the Board.

Our Board currently has nine (9) Directors, all of whom serve as Directors of both the Company and the Bank.  Geoffrey Smith resigned as Director in September 2009, leaving a vacancy that the Company does not intend to fill in the foreseeable future.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF FIXING THE NUMBER OF BOARD MEMBERS AT NINE (9).

PROPOSAL II
ELECTION OF DIRECTORS

Under the Company’s Certificate of Incorporation and Bylaws, the Board is  classified into three classes, Class I, Class II and Class III, each consisting of three Directors.  The term for Class II Directors expires at this annual meeting.

At this meeting, shareholders are asked to elect three (3) Directors.  Shareholders elect Directors by a plurality of the votes cast, which means that the three (3) nominees with the highest vote totals will be elected.

Each of the nominees named below has consented to being named in this Proxy Statement and to serve, if elected.  If any nominee becomes unavailable for election for any presently unforeseen reason, the Board, as the holder of your proxy, will have the right to use its discretion to cast your votes for a substitute.  The Board recommends that you vote in favor of the three (3) nominees.

The Nominees and Continuing Directors

We are providing the following information regarding the nominees for election as Directors and those Directors whose terms will continue after the annual meeting, including each nominee’s and Director’s qualifications to serve on the Board.  There are no arrangements or understandings by which any Director was selected to serve as such. There are no family relationships among Directors and executive officers of the Company.  Ages are as of the Record Date.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF THESE THREE (3) NOMINEES.

The Nominees

Members of Class II, with a term expiring in 2010

Olon T. Archer, age 64, has been President of Archer Enterprises, Inc., a holding company for commercial real estate investments and retail flooring, since 1995.  He has been a Director of the Bank since 1997 and of the Company since April 2005.  He currently serves as the Chairman of the Bank’s and Company’s Audit and Compliance Committee. A certified public accountant, Mr. Archer also served as a Director and Treasurer of A.O. Fox Memorial Hospital from 1995 to 2001.

Mr. Archer’s experience as a Director of the Company and the Bank, training and experience as a certified public accountant and small business owner provides the Company with valuable insight on matters regarding the Company’s financial performance, internal control systems, internal and external audit processes and risk profile.  Mr. Archer’s significant ownership of the Company strongly aligns his interests with those of the Company’s shareholders. Mr. Archer possesses valuable skills in analyzing financial statements of customers seeking or renewing loans from the Company.

Douglas C. Gulotty, age 47, has been employed at the Bank since 1985 and currently holds the positions, since 2006, of President and Chief Executive Officer of the Company and the Bank.  Prior to that, Mr. Gulotty was the President and Chief Operating Officer of the Bank from January 2005 until January 2006, after serving as Executive Vice President of the Bank from 2000 until December 2004. Prior to that, Mr. Gulotty served as Senior Vice President – Customer Delivery Division, Vice President - Retail and Commercial Loan Officer.  He also held the positions of Executive Vice President and Secretary of the Company from January 2005 until January 2006.  Mr. Gulotty has been a Director of the Bank since January 2005 and of the Company since April 2005.

Mr. Gulotty serves as a Trustee for both Schenevus Central School, Schenevus, New York, and the Oneonta Family Y.M.C.A., and as a Director of Springbrook, Inc., a not-for-profit organization serving persons with developmental disorders. He is presently the President and a Director of the Otsego County Development Corporation, a Director of the New York Bankers Association, a director of the Otsego County Chamber of Commerce, a director of A.O. Fox Memorial Hospital, and a member of the Hartwick College Citizens Board.  Mr. Gulotty is also a past director of the A.O. Fox Hospital Foundation and Oneonta Family Y.M.C.A.

Mr. Gulotty possesses a broad range of job-related and director experience with the Company and the Bank.  He has wide-ranging experience in managing the operations, information technology, loan, trust, personnel and retail divisions of the Bank.  Mr. Gulotty is skilled in analyzing borrowers’ credit-worthiness, developing marketing and sales strategies, administering branch operations, administering personnel, salary and benefits programs, and developing and implementing strategic plans for a variety of organizations. He also has considerable regulatory compliance experience and an understanding of the Company’s risk profile and the regulatory framework in which the Company and the Bank operate.

Joseph P. Mirabito, age 51, is the Chief Executive Officer of Mirabito Holdings, a holding company for various commercial ventures since 2009, and has previously served as President of the Mirabito Fuel Group from 1986 to 2009.  He has been a Director of the Bank since 1995 and of the Company since April 2005.  Mr. Mirabito served as a Trustee of the Tri-Town Regional Hospital in Sidney, New York and has served on the Board of Directors of Empire State Petroleum Association, since 2002, and Lemoyne College Board of Regents, since 2004.  He formerly served as a director of the Otsego County Chamber of Commerce, and is currently President of the Greater Sidney Development Corp., a not-for-profit organization.

Mr. Mirabito has extensive experience as a Director of the Company and the Bank, as well as wide-ranging experience in managing and directing a mid-size company, including its former financial services/ insurance division.  Mr. Mirabito’s significant ownership of the Company strongly aligns his interests with those of the Company’s shareholders.  In addition, as the Chief Executive Officer of a mid-size company, Mr. Mirabito provides valuable insight on customer service matters, personnel management and compensation matters.

Continuing Directors

Members of Class III, with a term expiring in 2011

Mary C. Albrecht, age 63, is the owner of MCA Consulting, delivering specialized and custom services to organizations endeavoring to enhance their businesses. Ms. Albrecht began this venture in 2005 after retiring from 35 years of leading not-for-profit organizations. She has been a Director of the Bank since 2001 and of the Company since 2005.  She currently serves as a member of the Development Committee at the Oneonta Family Y.M.C.A., where she previously served as a board member and Chairperson of the Board. Ms. Albrecht is a volunteer and former President of the Executive Service Corps, a not-for-profit organization providing a broad range of business consulting services to small businesses. She has also previously served as the Vice President of the New York State Community Action Association, Chairperson of the Otsego County Health Planning Advisory Board and Chairperson of the Administration and Finance Committee of the Wyoming Annual Conference of the United Methodist Church.

Ms. Albrecht’s experience as a Director of the Company and the Bank, as well as her experience in consulting and managing several not-for-profit organizations in the Company’s primary geographic market provides her with unique insight on the financial needs of the community.  Ms. Albrecht also possesses significant experience in personnel management and corporate governance through her current and past managerial positions and directorships.  Ms. Albrecht is a certified analyst/consultant for Predictive Index, Inc., a company that licenses use of a proprietary algorithm for evaluating unique attributes of prospective and existing employees.

Alfred S. Whittet, age 66, served as President and Chief Executive Officer of the Company from 1998 until his retirement effective January 2, 2006.  Mr. Whittet joined the Bank in 1972, and held various positions including Chief Executive Officer and Vice Chairman of the Bank in 2005; President and Chief Executive Officer of the Bank from 1998 through 2004; President and Chief Operating Officer of the Bank from 1986 to 1998; and Executive Vice President, Secretary and Vice President. He has been a Director of the Bank since 1986 and of the Company since December 1997.  Mr. Whittet also assumed the role of Vice Chairman of the Bank’s Board in January 2005.

Mr. Whittet has served in various capacities with the New York Bankers Association, including director and past Chair of the association’s group creditors and employee trusts insurance committee.  Mr. Whittet formerly served as Chairman of the New York Business Development Corporation Binghamton Regional Loan and Advisory Committee.  Mr. Whittet is a past director and Chairman of the A.O. Fox Memorial Hospital in Oneonta, New York and the Oneonta Family Y.M.C.A.  He formerly served as Chairman of the Oneonta Family Y.M.C.A. Board of Trustees and was formerly on the Board of the A.O. Fox Memorial Hospital Foundation.

Mr. Whittet has extensive experience in managing Company and Bank operations.  During Mr. Whittet’s tenure as the President and Chief Executive Officer of the Company and the Bank, the Company recorded strong profits and listed its common stock on the NYSE Amex (formerly American Stock Exchange).  Prior to joining the Bank in 1972, Mr. Whittet served as an Assistant National Bank Examiner for the Office of the Comptroller of the Currency, the Bank’s primary regulator.  Mr. Whittet has extensive experience in managing the loan and credit functions and personnel. He also has considerable regulatory compliance experience and a strong understanding of the Company’s overall risk profile and regulatory framework in which the Company and the Bank operate.

David F. Wilber, III, age 66, has been a Director of the Bank since 1970 and of the Company since 1982.  Since 1982, Mr. Wilber has been a real estate investor, and has owned several residential and commercial properties within and outside of the Company’s primary market area.  Mr. Wilber has owned several cable television companies in New York and Maine. He also invested in the early development of mobile telephone and paging systems in New York State and owned Otsego Mobilephone Inc.  Mr. Wilber served the Town of Oneonta as a Town Justice and was a member of the Oneonta Town and Otsego County Planning Boards.  He is also the past Commissioner of the New York State Commission on Cable Television.  Mr. Wilber has served on the boards of several local charitable foundations and is currently the President of the Jackson H. Fenner Foundation.

Mr. Wilber’s long tenure as a Director of the Company and the Bank, and his experience as a commercial real estate investor provides the Bank’s management with counsel on various attributes of commercial real estate, an asset which secures a significant portion of the Bank’s loan portfolio.  Mr. Wilber’s significant ownership of the Company strongly aligns his interests with those of the Company’s shareholders.  Mr. Wilber possesses significant experience in audit and business combination matters, and also served as a Marketing Officer for the Bank from 1974 through 1979.

Members of Class I, with a term expiring in 2012

Thomas J. Davis, age 62, is a Certified Public Accountant who has been in private practice since 2004. He is also the Owner of Arnold - Davis LLC of Binghamton, New York, doing business as Harris Assembly Group, a contract manufacturing company, specializing in electrical and mechanical assemblies, Vice President of Endicott Interconnect Technologies, Inc. of Endicott, New York, Vice President and Treasurer of Vigneaux Corporation of Jacksonville, Florida, a commercial overhead door, security fencing and airport baggage claim company, and Vice President of SureScan Corporation, a company that provides explosive detection systems for security screening of baggage.  Mr. Davis also owns various real estate holding companies.  He formerly served as a partner in the accounting firm of Piaker and Lyons of Vestal, New York from 1977 to 2002.  He serves as a Trustee of the University of Scranton in Scranton, Pennsylvania, serves on the Board of Lourdes Hospital Foundation in Binghamton and is also the past Board Chairman of the Greater Binghamton Chamber of Commerce.

Mr. Davis’ experience as a Director of the Company and the Bank, experience as a partner at a regional certified public accounting firm and business owner provides the Company with valuable insight on the Company’s general business operations, internal control systems, internal and external audit processes and risk profile.  Mr. Davis possesses valuable skills in analyzing financial statements of customers seeking or renewing loans from the Company.  Mr. Davis’ significant ownership of the Company strongly align his interests with those of the Company’s shareholders.  Mr. Davis is an involved and well-respected member of the greater Binghamton, New York business community, a market vital to the Bank’s success.  This involvement gives him a unique perspective on the community’s history and banking needs, and places him in regular contact with many of the Bank’s customers.

James L. Seward, age 58, was elected to the New York State Senate, 51st Senatorial District, in 1986.  He has been a Director of the Bank since 1988 and of the Company since April 2005.  He also serves as a director for Pathfinder Village, a local agency that provides residency and care for adults with Down’s Syndrome; Glimmerglass Opera and the Catskill Symphony.  He currently serves as the Ranking Member of the Senate Standing Committee on Insurance and Vice Chairman of the Minority Conference.  Other committees on which Senator Seward serves include Finance, Rules, Education, Agriculture and Higher Education.  He is also a former Milford Town Justice, and he serves as President of the National Conference of Insurance Legislators.

Mr. Seward is experienced as a Director of the Company and the Bank, and his long tenure as a New York State Senator provides the Company and the Bank with insight on matters, including, but not limited to, existing and pending laws and taxes affecting businesses, municipalities and residents of New York State.  He also provides valuable insight on the business activities and general economic climate in various geographic markets within or near the Company’s primary market areas.

Brian R. Wright, age 65, is Chairman of the Board of the Company and the Bank.  Mr. Wright became a Director of the Bank in 1976 and of the Company in 1982.  He was elected Chairman of the Bank in 1981 and of the Company in 1982. Mr. Wright is Special Counsel to the law firm of Hinman, Howard & Kattell, LLP in Binghamton, New York, and is a member of the New York and Florida Bar Associations, as well as the Broome County Bar Association.  After serving 2 years as law clerk to U.S. District Court Judge C. Clyde Atkins, Mr. Wright served as an Assistant District Attorney for Broome County, New York from 1971 to 1973. Since March 1973, Mr. Wright has been in private law practice in Binghamton, New York. He is currently a Trustee of Hartwick College, Oneonta, New York, and the Oneonta Family Y.M.C.A.  Mr. Wright is a Trustee of the Mayo Trust in White Plains, New York, and is a past director of the National Soccer Hall of Fame in Oneonta, New York, the Lourdes Hospital Foundation in Binghamton, New York, and the Broome Community College Foundation, Inc. in Binghamton, New York.

Mr. Wright has extensive experience in directing the Company and the Bank, and he owns 33.1% of the Company’s outstanding stock, providing strong alignment with shareholder interests.  Mr. Wright possesses significant knowledge of corporate governance, regulatory, and business combination matters and has valuable experience in negotiating business combination agreements.  Mr. Wright’s legal background provides significant value to the Company’s shareholders, customers, management and Board of Directors during its deliberations on such diverse matters as trust and estate functions, employee relations and benefits, organizational structure, regulatory compliance and legal liability issues.  Mr. Wright is also an involved and well-respected member of the greater Oneonta, New York and Greater Binghamton, New York business communities, which are markets vital to the Bank’s performance.  This involvement gives him a unique perspective on the community’s history and banking needs, and places him in regular contact with many of the Bank’s customers.

Executive Officers Who Are Not Directors

The Board elects executive officers for one-year terms and they serve at the pleasure of the Board. Provided below is certain information regarding the executive officer of the Company who is not a Director or Director nominee.  His age is as of the Record Date.

Joseph E. Sutaris, age 42, has been employed with the Bank since 1995.  Mr. Sutaris was appointed to the position of Executive Vice President of the Company and the Bank in 2007.  Mr. Sutaris has also served as the Treasurer of the Company since 2004, Secretary of the Bank since 1998 and Secretary of the Company from 1998 to 2004, with his reappointment to that position in 2006.  He has been the Chief Financial Officer of the Company and the Bank since 2003 and Treasurer since 2004.  From 2000 through 2007, prior to his appointment to Executive Vice President, Mr. Sutaris served as the Senior Vice President of the Bank’s Corporate Planning, Finance and Accounting Division and Senior Vice President of the Company.  From 1998 to 2000, Mr. Sutaris served as the Vice President of Planning and Finance of the Company and the Bank.

Mr. Sutaris serves as the Finance Committee Chairman, Treasurer and member of the board of directors of the National Soccer Hall of Fame, Oneonta, New York, and is a Trustee and the past Chairperson of the Oneonta Family Y.M.C.A. Mr. Sutaris also serves on the Advisory Board of Meridian Venture Partners II, L.P., Radnor, Pennsylvania, a Small Business Investment Company, in which the Bank is a limited partner.

CORPORATE GOVERNANCE

Board of Directors

The Company’s Board of Directors sets strategic goals and policies that are implemented by management. The Board held twelve meetings in fiscal 2009. All of the Directors attended at least 75% of the meetings of the Board and the committees on which they serve. The Board has four committees – the Executive Committee, the Audit and Compliance Committee, the Compensation and Benefits Committee, and the Corporate Governance and Nominating Committee. The Reports of the Audit and Compliance Committee and the Compensation and Benefits Committee are included in this Corporate Governance discussion.

Board of Directors Leadership Structure

Annually the Board of Directors holds an organization meeting to nominate and elect the Company’s officers, including a Chairman and Vice Chairman of the Board of Directors.  The Chairman (or Vice Chairman in his absence) oversees the Board of Directors’ activities and deliberations, including, but not limited to, establishing Board of Directors and shareholder meeting dates and agendas, presiding over Board of Directors’ and shareholders’ meetings, assuring adherence to the Company’s corporate governance policies and objectives, and appointing the Company’s committees and their respective chairpersons.  During 2009, Brian R. Wright and Alfred S. Whittet were re-elected to serve as the Chairman and Vice Chairman of the Company, respectively, until the 2010 annual meeting.  Neither Messrs. Wright nor Whittet are active in the day-to-day management of the Company, nor do they hold an executive position with the Company or the Bank.  The Company has chosen to separate the Chief Executive Officer and the Board Chairman positions because, in the opinion of the Company’s Board of

Directors, a Chairman and Vice Chairman with no direct management responsibility provide a corporate governance structure that fosters independence and objective evaluation of the Company’s and management’s performance.

Risk Management and Board Oversight

The Board of Directors is responsible for monitoring and managing the Company’s overall risk profile, including, but not limited to, credit risk, liquidity risk, compliance risk, interest rate and other market risk, reputation risk, operational risk, information security risk, business continuity and internal controls over financial reporting.  The Board of Directors monitors and manages these risks through various means, including:
▪	the adoption and annual review and/or amendment of Company policies,
▪	monthly and quarterly reports provided by management in adherence with these policies,
▪	regular reports from third parties engaged to evaluate risks borne by the Company,
▪	reports of examination from the Bank’s primary regulator and other regulatory bodies,
▪	reports provided by the Company’s internal audit department,
▪	review of regulatory guidance and bulletins,
▪	the annual audit performed by the Company’s independent auditors, and
▪	consultation as needed with the Company’s independent auditors, legal counsel and other professionals.

The Board of Directors is ultimately responsible for monitoring and managing the Company’s risks within the context of its expectations of performance and capital resource limitations.  The Board of Directors implements and supervises the risk management function through both direct reports and delegation to its committees, depending on subject matter.  Each of the Company’s committees is governed by a charter that delineates its responsibilities, including risk monitoring and mitigation responsibilities.

The Company has an internal audit function under a co-sourced arrangement with a third party auditing firm.  The third party auditing firm provides management oversight of the internal audit function and provides the Company with banking industry expertise in developing its risk-based approach audit plan.  The risk-based audit plan is reviewed and adopted annually by the Board of Directors’ Audit and Compliance Committee.  The Senior Vice President of the Internal Audit Department reports directly to the Company’s Audit and Compliance Committee, consisting entirely of independent directors.  On a quarterly basis, the Audit and Compliance Committee meets to review audit reports provided by the internal auditors, including management’s responses to findings noted in the reports.  Similarly, on a quarterly basis, the Company’s independent auditors and management meet with the Company’s Audit and Compliance Committee to review the Company’s financial statements.  The Audit and Compliance Committee reviews the Company’s financial condition with management and meets with the Company’s independent auditors in executive session.  The activities of the Audit and Compliance Committee are subsequently reported to the Board of Directors to assure risks are being appropriately monitored and appropriately addressed by management.

Executive Committee

The Executive Committee currently consists of Directors Wright (Chair), Archer, Gulotty, Albrecht, Mirabito, Wilber and Whittet. This committee’s purpose is to consider and evaluate certain confidential matters which may come before the Board and assist the Board with corporate strategies, as needed.  The Executive Committee met one time in fiscal 2009.

Audit and Compliance Committee

The Audit and Compliance, or Audit Committee, which met five times in fiscal 2009, currently consists of Directors Archer (Chair), Davis (Vice Chair), Wilber, Seward and Mirabito.  The committee functions on matters related to the accounting, bookkeeping and auditing functions of the Company and the Bank and meets periodically with the Company’s independent registered public accounting firm to arrange for the audit of the Company’s annual financial statements and to review and evaluate recommendations made during the annual audit.  The Audit Committee also reviews, approves and supervises the internal auditing procedures and reviews the regulatory examinations of the Bank.  The Audit and Compliance Committee operates under a charter which is posted and available on the Bank’s website (http://www.wilberbank.com) under the link ‘About Us.’

Compensation and Benefits Committee

The Compensation and Benefits, or Compensation Committee, which met three times in fiscal 2009, currently consists of Directors Mirabito (Chair), Albrecht, Davis and Seward.  The committee functions on matters relating to salaries, incentive compensation and related benefits for Messrs. Gulotty and Sutaris.  In addition, the Compensation Committee recommends to the Board of Directors fees to be paid for Board and committee meetings attended. The full Board of Directors of the Bank, which includes all members of the Company’s Board, reviews salary policies, incentive compensation and general salary administration for all officers, employees and Directors of the Bank.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, or Nominating Committee, which met three times in fiscal 2009, is comprised of Directors Albrecht (Chair),Wright, Archer and Wilber.  All members of the Nominating Committee meet the independence requirement of the NYSE Amex, the listing standard applicable to the Company (“NYSE Amex”). This committee identifies, nominates and recruits Directors for election at the annual meeting. The Nominating Committee also administers the Code of Ethics applicable to senior management, and recommends the structure of the Board committees, subject to the approval of the full Board.  The Nominating Committee operates under a charter which is posted and available on the Bank’s website (http://www.wilberbank.com) under the link ‘About Us.’

Although the Company has not adopted a formal policy that addresses the diversity of directors and nominees, the Nominating Committee considers various forms of diversity in identifying director nominees. In particular, the Nominating Committee considers the diversity of skills, experience and background in its deliberations regarding the nomination of directors.  In addition, the Nominating Committee considers the geographic markets represented by the directors and nominees as a means to further the Company’s business development objectives.  The Nominating Committee is considering adopting a policy or amending its charter in 2010 to address director and nominee diversity.

Director Independence

Based upon our Directors’ responses to a questionnaire regarding employment and compensation history, family and other relationships with the Company and a review of the same by our Corporate Governance and Nominating Committee, our Board has determined that all of the Directors and nominees are “independent” as defined by the NYSE Amex listing standard which is applicable to the Company, except for Director Gulotty who is employed by the Company and the Bank.

In accordance with NYSE Amex rules, independent members of the Board meet in executive session without the presence of non-independent directors and management of the Company at least annually.  The Board met three times in executive session during fiscal 2009.

Shareholder Communication with the Board of Directors

In furtherance of the Company’s desire to effectively communicate with our shareholders, our Board has implemented a process for shareholders to send communications to the Board.  All communications: (i) must be in writing; (ii) should indicate whether it is to be received by the entire Board or specified individual Directors; and (iii) should clearly and concisely state the question or issue.  The correspondence should be mailed or delivered to: The Wilber Corporation, Attention: Secretary, 245 Main Street, P.O. Box 430, Oneonta, New York 13820.

The Nominating Committee will consider persons recommended by shareholders of record entitled to vote for the election of Directors, if a timely written notice, in paper form, of the intent to make a nomination at a meeting of shareholders is received by the Company in accordance with its Bylaws, policies and applicable law.  A copy of the Company’s Bylaws is available to all shareholders of record upon request.  Shareholders who wish to suggest qualified candidates should write to: The Wilber Corporation, Attention: Secretary, at the address listed above. All recommendations should state, at minimum, the information set forth in this Proxy Statement under the caption “Director Nominations by Shareholders.”  The information submitted should also describe the nominee and indicate the nominee’s willingness to serve, if elected.

The Company does not have a formal policy regarding Director attendance at the annual meeting. However, all Directors are encouraged to attend.  Last year, all of our Directors attended the annual meeting.

Audit and Compliance Committee Report

In fulfillment of the requirements of the Securities and Exchange Commission (“SEC”) for disclosure in proxy materials relating to the functioning of audit committees, the Company’s Audit and Compliance Committee has prepared the following report for inclusion in this Proxy Statement.

The Audit and Compliance Committee is governed by a charter which specifies, among other things, the scope of its responsibilities and how those responsibilities are to be performed. The charter is reviewed by the Board of Directors on an annual basis, and may be modified to reflect recent law changes and regulatory requirements under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  In accordance with the rules of the NYSE Amex, the Audit Committee is comprised of the requisite number of members who are “independent” as defined by that listing standard.

In the performance of its obligations required by the SEC, the Audit and Compliance Committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by professional standards, as may be modified or supplemented; (iii) received from the Company’s independent registered public accounting firm disclosures regarding their independence required by relevant professional and regulatory standards as may be modified or supplemented, and has discussed with them their independence; (iv) considered the compatibility of non-audit services described below with maintaining auditor independence; and (v) reviewed and evaluated management’s assertions over the internal controls over financial reporting in connection with the Sarbanes-Oxley Act of 2002.

Based on the above, the Audit and Compliance Committee recommended to the Company's Board that the audited financial statement be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

Audit and Compliance Committee
of
The Wilber Corporation

Olon T. Archer (Chair)
Thomas J. Davis (Vice Chair)
Joseph P. Mirabito
James L. Seward
David F. Wilber III

Audit Committee Financial Expert

The members of the Audit and Compliance Committee have experience in assessing the performance of companies, gained as members of the Company’s Board of Directors and Audit and Compliance Committee, as well as by serving in various capacities in other companies or governmental agencies.  As a result, they each have an understanding of financial statements.  Directors Archer and Davis, both Certified Public Accountants, have each been determined by our Board of Directors to be an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933 and are independent, as defined by the NYSE Amex and standards under Rule 10A-3 under the Securities Exchange Act of 1934.

Independent Registered Public Accounting Firm Fees

Pre-approval Policies and Procedures.

In accordance with rules adopted by the SEC to implement requirements of the Sarbanes-Oxley Act and the Audit and Compliance Committee’s Charter, all audit and audit-related services and all permitted non-audit work performed by the independent registered public accounting firm, KPMG LLP, must be pre-approved by the Audit and Compliance Committee, including the proposed fees for such work.  The Audit Committee has adopted policies and procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved, and is informed of each service actually rendered that was approved through its pre-approval process.  In addition, the Audit and Compliance Committee has considered whether the non-audit services described below, if any, are compatible with maintaining the independence of the registered public accounting firm.

Audit and Non-Audit Fees.

The table set forth below presents fees for professional audit and non-audit services provided by KPMG LLP for the last two fiscal years.  Other miscellaneous audit fees paid to other professional audit firms are not included.

Type of Service	Fiscal 2009	Fiscal 2008
Audit Fees ¹	$248,500	$242,500
Audit Related Fees ²	9,900	0
Tax Fees ³	48,050	50,405
All Other Fees	0	0
Total	$306,450	$292,905

¹
Audit fees include fees for:  (i) the annual audit of the financial statements of the Company (including out-of-pocket expenses) for the fiscal years indicated, (ii) quarterly reviews of the Company's unaudited financial statements and (iii) the audit of internal controls over financial reporting.

²
These fees were paid to KPMG LLP during 2009 for services provided in connection with the Company's Dividend Reinvestment and Direct Stock Purchase Plan registration statement filing with the SEC and amendments thereto.

³	Tax fees consist of fees billed for services rendered for Federal and New York State tax return preparations, tax advice, tax planning and other tax compliance services.

Compensation and Benefits Committee Report

Directors Joseph P. Mirabito (Chair), Mary C. Albrecht, Thomas J. Davis and James L. Seward constitute the Company’s Compensation and Benefits Committee.  All the Committee members are independent directors, as determined by the Board, and as such term is defined in the NYSE Amex Company Guide.

The Committee is responsible for the development, oversight and administration of the Company’s compensation program. The Committee regularly reviews the Company’s compensation practices and policies, and recommends to the Board of Directors the compensation and benefits for the Company’s Chief Executive Officer and Chief Financial Officer.  A charter that reflects these responsibilities, which the Committee and the Board periodically review and revise, governs the Committee.  A copy of the charter appears on the Company’s website at www.wilberbank.com under the link ‘About Us.’ The Committee met three times in fiscal 2009.  Written minutes of each meeting are prepared and approved by the Committee, and maintained as permanent records.

On January 30, 2009, the Compensation and Benefits Committee met to determine the salary for

2009, bonus amounts for 2008 and benefits package for the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Company’s Compensation and Benefits Committee Charter.  In addition to the Company’s prior year’s results, the Committee considered information from two salary and benefits surveys to aid in the process of determining salary, bonus and benefits packages.

The first survey was provided by Pearl Meyer & Partners, a well-recognized resource for providing compensation information to the community banking industry.  Annually, Pearl Meyer & Partners, in conjunction with the New York Bankers Association, conducts a survey to assist participating banks in determining competitive wage levels for various officer and non-officer positions.  This is the 17th consecutive year in which Pearl Meyer & Partners performed its compensation survey.  The survey includes seventy (70) officer positions, including top executives, and seventy-three (73) non-officer positions representing 9,000 incumbents.  Information is sorted by asset size and provides mean and median base salary levels by position, as well as short and long-term incentives for each executive position.  Pearl Meyer & Partners role in determining Chief Executive and Chief Financial Officer compensation during 2009 was limited to providing the foregoing general survey information.  Pearl Meyer & Partners was not engaged by management or the Compensation and Benefits Committee to provide any specific information or recommendations to the Company.

The second survey was provided by a peer bank operating in New York State in a similarly situated market.  The survey compiled data, including salary and benefits levels, profit sharing, retirement, short and long term incentives and Supplemental Executive Retirement Plan (SERP) benefits for the top ten paid employees in nine (9) comparable financial institutions, eight (8) of which are headquartered in New York State and one (1) headquartered in Vermont.  2008 was the second year in which the Company participated in this survey.  This survey is specific to executive level employees and assists in validating information from the Pearl Meyer & Partners survey while providing valuable peer bank comparisons.

Information from these two sources is reviewed first by the Company’s Chief Executive Officer and Senior Vice President of Human Resources and Development.  From this review, a proposed Company annual Salary Administration Plan is developed and submitted to the Compensation and Benefit Committee for its review and recommendation for approval to the full Board.  The Company’s annual Salary Administration Plan includes a description of the surveys utilized, including local and regional surveys for non-exempt staff positions; specific observations regarding trends in salary increases, bonuses given, and turnover rates; and recommendations for pay range adjustments, entry level pay rates and amounts to be budgeted for merit increases, structural or market adjustments, and requested adjustments in staffing levels.  The Committee, however, independently evaluates the survey with respect to the compensation amounts and structure for the Chief Executive Officer and Chief Financial Officer.

Compensation Decisions in 2009

The following discussion describes the Committee’s decisions regarding the compensation of Messrs. Gulotty and Sutaris, as well as Messrs. Lord and Bisaccio, the next most highly compensated officers in the Bank, whose salaries exceeded $100,000 in fiscal year 2009.  These four officers are referred to in this report as “named executive officers” of the Company.

In 2009, the Compensation and Benefits Committee recommended to the Board of Directors that Mr. Gulotty’s annual salary be increased from $255,000 to $280,000.  The recommendation was based on Mr. Gulotty’s ability to successfully direct the Company’s strategic activities while maintaining shareholder value and an operationally sound and compliant financial institution in an ever-changing economic environment.  Of primary consideration was his leadership involved in the Company attaining unprecedented loan growth of $138.756 million during fiscal year 2008.  This, and deposit growth of $108.379 million during 2008, contributed to an improvement in net interest income during 2008 totaling $1.850 million and increased the ability of the Company to absorb expenses related to the declining economy.  In addition, available comparative information indicated that this recommended salary was well within salary ranges evidenced by financial institutions of similar size.

The Compensation and Benefits Committee also recommended to the Board of Directors that Mr. Sutaris’ annual salary be increased from $175,000 to $190,000.  The Committee recognized Mr. Sutaris’ accomplishments as Executive Vice President and Chief Financial Officer.  Items specifically cited: (i) the Bank’s assets, liabilities were managed to optimize earnings; (ii) liquidity was managed within acceptable limits; (iii) net interest income exceeded budget and previous year results by $1.012 million and $1.850 million, respectively; (iv) the Company’s and the Bank’s capital position were monitored closely to assure well-capitalized standards were maintained; and (v) all Company and Bank regulatory reports were filed in a timely manner.  Additionally, compensation surveys indicated that this recommended salary fit well within established ranges, particularly given the Committee’s determination that Mr. Sutaris’ range of duties and responsibilities are broader than those persons in similar positions at comparable financial institutions.

For both of these positions, the Committee recognizes that annual salary is the first level of reward for effort and for the retention of these executives’ services.  Insuring that cash compensation is comparable to similar executives managing similar banks is paramount when considering these salary recommendations.

Because the Company did not achieve its earnings performance goals, the Committee did not recommend that bonus payments be approved for 2008 performance.  Compensation recommendations for both incumbents, Messrs. Gulotty and Sutaris were approved by the Board.

Performance reviews for Messrs. Lord and Bisaccio were completed in 2009 by Mr. Gulotty.  These reviews indicated that the incumbents were meeting or exceeding the requirements of their positions.  Because Mr. Lord’s and Mr. Bisaccio’s salaries were deemed fair and appropriate, the Compensation and Benefits Committee recommended to the Board that each of their 2009 annual salaries remain unchanged at $150,000 and $140,000 respectively.  These recommendations were approved by the Board.  In addition, due to a change in the Committee’s variable pay compensation philosophy, all loan volume based commission incentives for Messrs. Lord and Bisaccio were terminated in the second quarter of 2009.

Compensation Committee Interlocks and Insider Participation

The Bank has made loans to each member of the Compensation and Benefits Committee or to a member’s related entity.  All such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to the Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

Other than the disclosure made herein under “Transactions with Directors and Executive Officers,” there are no interlocking relationships involving Committee members or named executive officers of the Company, that require disclosure in this Proxy Statement under the Exchange Act or the rules promulgated by the SEC thereunder.

Compensation and Benefits Committee
of
The Wilber Corporation

Joseph P. Mirabito (Chair)
Mary C. Albrecht
Thomas J. Davis
James L. Seward

COMPENSATION

Director Compensation

In fiscal 2009, the Company maintained a Board of Directors comprised of ten members.  Mr. Smith retired from Board service in September 2009 and the vacancy was not filled, leaving nine (9) active

Directors.  All of these Directors served on the Board of the Bank.  In fiscal 2009, three of the Directors of the Company and the Bank (Messrs. Whittet, Wilber and Wright), plus two other persons who are not Bank employees, comprised the Board of Wilber REIT, Inc. (“REIT”), a wholly owned subsidiary of the Bank.

The Company’s Directors receive an annual retainer of $3,000 if they participant in at least 75% of the Board meetings and the meetings of the committees on which they serve, plus fees for each Board and committee meeting they attend.  Bank and REIT Directors also receive fees for Board and committee meetings attended, but do not receive an annual retainer for such meetings.  Directors who are full-time employees do not receive an annual retainer or Board or committee fees.  Non-employee Directors of the Company and the Bank receive $700 per meeting and $300 for each Committee meeting of the Company and the Bank.  The Chair of each of the Committees of the Company’s Board and Bank’s Board receives $600 for each meeting he or she attends. The Chair of the Audit Committee receives an additional annual fee of $1,200, reflecting the responsibilities of his position.  REIT Directors receive a fee of $300 for each meeting they attend, with its Chair receiving $600 for each meeting.  Company and Bank Directors were able to defer a portion of their fees under a Deferred Fees Plan established in 2001.  Total compensation paid or earned in fiscal 2009 to all Directors of the Company, the Bank and REIT amounted to $249,303.  This amount includes fees paid to two REIT Directors who are not officers or Directors of the Company and the Bank, and who are not included in the table below. In addition, each Bank Director receives $25,000 of term life insurance up through age 64, after which it decreases to $17,000.

The following table presents information about the compensation paid to Directors in fiscal 2009.

DIRECTOR COMPENSATION 2009
Name	Fees Paid or Earned in Cash ¹	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ²	Total
	($)	($)	($)	($)	($)	($)	($)
Mary C. Albrecht	30,700	0	0	0	0	58	30,758
Olon T. Archer	31,300	0	0	0	2,708	58	34,066
Thomas J. Davis	24,800	0	0	0	1,118	58	25,976
Joseph P. Mirabito	26,000	0	0	0	0	58	26,658
James L. Seward	26,800	0	0	0	0	58	26,858
Geoffrey A. Smith ³	20,200	0	0	0	1,789	58	22,047
Alfred S. Whittet	30,300	0	0	0	704	38	31,042
David F. Wilber III	26,500	0	0	0	0	38	27,138
Brian R. Wright ⁴	25,300	0	0	0	622	38	25,960

¹
Includes fees deferred under the Directors' Deferred Fees Plan.  This plan allows Directors of the Company and the Bank to elect to defer the receipt of their compensation to a future date.  Deferred fees are credited, together with interest accruing thereon, to a separate liability account.  The funds in these accounts are not segregated from the Bank's general assets and participants have no rights against the Bank for any portion of their accounts except as general unsecured creditors.  Interest is credited annually at a rate equal to the interest rate for a 5-year U.S. Treasury Note in effect January 1 of each year.  The balance of any account is payable to the Director, or to his designated beneficiaries, in a lump sum or in sixty (60) monthly installments, at the election of the Director.  Payments begin on a date specified by the Director or upon his termination as Director of the Bank or the Company. Five (5) Directors participated in the plan during fiscal 2009.

²	Represents life insurance premiums paid by the Company for the Directors.
³	Director Smith resigned from the Board of Directors in September 2009.
⁴	Includes fees paid to Chairman Wright for attending in an “ex officio” capacity at meetings of the Compensation and Benefits Committee.

Components of Executive Compensation

The following components comprise the Company’s current executive compensation program:

Cash Compensation

The Company has traditionally employed cash compensation, consisting of annual salary and bonuses, as the primary component of its compensation program. While the Company considers the salaries and bonuses paid by comparable financial organizations when it establishes base salary levels and bonuses for executive officers, it does not benchmark by reference to any specific industry, market index or other measures. In making its decisions about annual salary and compensation for its executive officers, the Committee considers a number of quantitative and qualitative factors in addition to comparative salary and bonus data, including: (i) our overall financial and operational achievements, as well as the performance of the business or function for which the individual is responsible; (ii) the individual's experience and responsibilities; (iii) the individual's effectiveness in performing those responsibilities; (iv) the individual's role in leading or helping implement our short-term and long-term strategies; (v) the market for individuals with the relevant skills, experience and expertise; and (vi) the Company’s desire to retain the individual.

Profit Sharing Plan

The Company maintains a Profit Sharing Plan for all of its employees. Under the plan, the Board of Directors, in its discretion, awards cash payments and/or contributions to the 401(k) plan accounts of participating employees based upon the Company’s achievement of profit levels established by the Board of Directors. The awards are computed as a percentage of employees’ earned wages and tied to their job grade level within the Company.  The Board of Directors did not make any awards in 2009 under the Profit Sharing Plan.

Employment Retention Bonus and Incentive Agreements

The following discussion provides information regarding Employment, Retention Bonus and Incentive Agreements between the Company and the named executive officers. The information under the Potential Post-Employment Termination Payments Table in this Proxy Statement provides further details regarding the nature and amounts of potential payments to the named executive officers under their respective Employment Retention Bonus and Incentive Agreements.

Employment Agreements

The Bank has entered into Employment Agreements with Messrs. Gulotty, Sutaris, and Bisaccio. Employment agreements for Messrs. Gulotty and Sutaris commenced on January 2, 2006 and extend through December 31, 2010, unless terminated sooner as provided in the agreements. Mr. Bisaccio’s employment agreement commenced on January 2, 2008, but was allowed to expire on December 31, 2009, although he remains a full-time employee of the Bank.  The Employment Agreements are intended to secure these individuals’ continued employment with the Bank and provide them with a level of job security, free from the distractions inherent in at-will employment. During the terms of the agreements, Messrs. Gulotty and Sutaris are guaranteed annual compensation of no less than $215,000 and $150,000, respectively. The agreements provide automobiles and related expense reimbursement for each executive and a country club membership to Mr. Gulotty for business entertainment purposes.  Mr. Bisaccio’s Employment Agreement guaranteed annual compensation of no less than $140,000 during its term.  The agreement also provided automobile and related expense reimbursement, and a country club membership to Mr. Bisaccio for business entertainment purposes.

Several events can cause termination of the Employment Agreements, including: (i) the executive’s death or inability to perform his duties because of disability that persists for defined periods; (ii) the Bank’s discharge of the executive for cause, which includes the executive’s willful or gross misconduct, conviction of a felony, personal dishonesty, breach of fiduciary duty or violation of law that injures the Bank, willful neglect, failure or refusal to perform his duties, or conflict of interest; (iii) the Bank’s discharge of the executive without cause; and (iv) the executive’s resignation for good reason or other than for good reason. The Employment Agreements define “good reason” as the Bank’s reduction of the executive’s salary or benefits to amounts or levels less than the initial contractual amounts or reassignment to different positions.

The Employment Agreements provide that if Mr. Gulotty, Mr. Sutaris or Mr. Bisaccio dies, becomes disabled or resigns from employment without good reason, or if the Bank discharges any of them for cause, the Bank must pay to them or their representatives accrued salary and benefits and the cash value of accrued sick leave and vacation pay. If Mr. Gulotty, Mr. Sutaris or Mr. Bisaccio resigns for “good reason” or is discharged without cause prior to the termination or expiration of the Employment Agreements, then, in addition to the foregoing payments, the Bank must pay them their annual salary in effect upon termination of employment for a period of one year following the termination.

Under the Employment Agreements, Messrs. Gulotty, Sutaris and Bisaccio may not disclose confidential information about the Bank to any other person or entity or use such information to the detriment of the Bank or its affiliates or for the benefit of a competitor. For a period of 12 months following termination of employment, the executives may not interfere with the relationship between the Bank and its affiliates, with their employees, suppliers, agents or customers, or divert them to competitors. The Employment Agreements provide further that if their employment is terminated because of disability or for cause, or if they resign without good reason, Messrs. Gulotty and Sutaris may not, for a period of one year following employment termination, compete directly or indirectly with the Bank or any of its affiliates as an employee, officer, director, independent contractor, shareholder or consultant for any financial services firm, including, but not limited to companies engaged in lending, insurance or securities brokerage or services, or trust services having an office within 75 miles of Oneonta, New York.  Mr. Bisaccio’s Employment Agreement, prior to its expiration, references identical non-compete limitations with the exception of the geographic limitation.  Mr. Bisaccio’s Employment Agreement stipulated that he could not compete within an area of fifty (50) miles of any office of the Company or Bank.

Retention Bonus Agreements

The Bank has entered into Retention Bonus Agreements with several key employees including all of the named executive officers. These agreements are designed to furnish an incentive for the executives to remain with the Company and/or the Bank if a change in control of either occurs. The Retention Bonus Agreements require the Bank to make certain payments to the executives in the event of a change in control of the Bank or the Company. In each of these agreements, "change in control" is generally defined to mean:(i) a transaction where a consolidation or merger of either the Company or the Bank occurs and neither is the surviving corporation, (ii) a transaction where the common shares of either the Company or the Bank are exchanged for cash, securities or other property, (iii) a transaction involving the sale, lease or exchange in all, or substantially all, of the assets of the Company or the Bank, (iv) a transaction where the shareholders of the Company approve a plan of liquidation, or (v) a transaction where any person other than the Company (and, in Messrs. Gulotty’s and Sutaris’ agreements, a person other than Brian R. Wright, his spouse or children)  becomes the beneficial owner of 50% or more of the Company’s or the Bank's outstanding common stock; and (vi) in Messrs. Gulotty’s and Sutaris’ agreements, during any period of two consecutive years, individuals who at the beginning of that period cease to constitute a majority of the Company’s or the Bank’s Board of Directors, unless the new directors are approved by a vote of two thirds of the directors who were in office at the beginning of the period.

The Retention Bonus Agreements provide to each of Messrs. Gulotty, Sutaris, Lord and Bisaccio a one-time lump sum bonus amount if they are employed in their current capacity upon the consummation of a change in control of the Bank or the Company, or if their employment is terminated other than for cause (cause being defined as it is defined in the Employment Agreements) during the nine month period preceding consummation of the change in control. Mr. Gulotty's and Mr. Sutaris’ agreements provide them with a bonus amount equal to 200% and 150% respectively of their then current annual salary and Messrs. Lord’s and Bisaccio’s agreements provide for  payments of 100% of their then current salaries. In the event a retention bonus payment would constitute a "parachute payment" as defined by the Internal Revenue Service, the severance payment shall be reduced to the largest amount possible without imposing an excise tax on the Company under Section 4999 of the Internal Revenue Code.

Under the Retention Bonus Agreements, if the executives voluntarily terminate their employment within 6 months of the date of consummation of the change in control, they are subject to non-compete restrictions substantially similar to those contained in the Employment Agreements. The restrictions apply to Mr. Gulotty and Mr. Sutaris for 1 year following any termination of employment and to Messrs. Lord and Bisaccio for 3 months following any termination of employment.

Omnibus Incentive Plan/Cash and Restricted Stock Plan Award Agreements

The Wilber Corporation 2008 Omnibus Incentive Plan (the “Incentive Plan”) was approved by shareholders on April 25, 2008.  The Incentive Plan was adopted to grant cash, stock, and stock-based awards to a select group of management, highly compensated employees and directors of the Company and its subsidiaries in order to attract and retain such key persons and to provide such individuals with an equity interest in the Company. Awards up to a maximum of 500,000 shares of the Company’s common stock may be awarded to eligible individuals with not more than 20,000 shares of the Company’s common stock being awarded to any such individual in any fiscal year.

If the Compensation and Benefits Committee, in its discretion, grants an award of the Company’s common stock to an eligible individual, it will also grant an award of cash compensation to that eligible individual to allow that person to pay the taxes that accrue upon the distribution of the shares granted. The Compensation and Benefits Committee may, in its discretion, grant additional cash awards to eligible individuals. In granting stock, stock-based awards or cash, the Compensation and Benefits Committee may, in its discretion, condition the awards on the achievement of certain performance goals over specified periods of time.

Under the authority of the Incentive Plan, the Bank has entered into Cash and Restricted Stock Plan Award Agreements with Messrs. Gulotty and Sutaris.  Although the Compensation and Benefits Committee may extend eligibility to Directors and other select members of management and highly compensated employees of the Company, Messrs. Gulotty and Sutaris are currently the only participants in the Incentive Plan.  Mr. Lord and Mr. Bisaccio do not currently participate in the Incentive Plan.

The Cash and Restricted Stock Plan Award Agreements are intended to promote the growth and profitability of the Company by providing Messrs. Gulotty and Sutaris with an incentive to achieve corporate objectives, secure their continued employment, and provide them with an equity interest in the Company and thereby directly connect their and our shareholders’ financial interests.  Under the agreements, if certain performance goals are achieved, Messrs. Gulotty and Sutaris are to be awarded shares of the Company’s common stock, restricted through a specific vesting schedule, and cash.  There were no awards given to Messrs. Gulotty or Sutaris during the fiscal 2009, because the performance goals were not achieved for the 2008 measurement period.  Mr. Gulotty’s and Mr. Sutaris’ performance goals included achievement of minimum asset growth and net income.  Although the asset growth objective was achieved for the one-year period ended December 31, 2008, the minimum level of net income was not achieved, which disqualified both executives for awards under the plan.

Incentive Agreements

In 2008, the Bank entered into Incentive Agreements with Messrs. Lord and Bisaccio which provided incentives for their performance as the Bank’s Regional Presidents. The incentives were based on several metrics, including percentages of quarterly increases in net loans, new loans booked and loan fee income.  These incentive agreements were terminated in the second quarter of 2009.  The Non-Equity Incentive Plan Compensation amounts shown on the 2009 Summary Compensation Table for Messrs. Lord and Bisaccio are incentive awards paid in 2009 that were earned in 2008 under their respective agreements.

Split-Dollar Life Insurance Plan

In 1997, the Bank entered into a Group Term Carve Out (GTCO)/Endorsement Split Dollar arrangement with a selected group of executive level employees.  As of January 1, 2009, 15 current and former employees participated in the plan, including the Company’s two previous Chief Executive Officers. The plan provided each participant a life insurance benefit during his or her employment with the Bank, a post-retirement benefit, as well as other benefits in the event of disability, change in control, resignation and termination. Eligibility was determined at the sole discretion of the Company's Compensation and Benefits Committee. Vested benefits were less for participants with less than five years of continuous service as a senior officer, as compared to participants with five or more years of continuous service as a senior officer.  Each of Messrs. Gulotty, Sutaris and Lord had five or more years of continuous service as a senior officer of the Company. The plan provided each participant's named beneficiary with a maximum fully- vested death benefit equaling 4 times the participant's most recent base salary (the same benefit as provided to the Bank's eligible full-time employees under the group term life insurance plan).  Mr. Lord’s death benefit was capped at the lesser of the net at risk amount available in the Bank-Owned Life Insurance policies held by the Company at the time of death or $500,000.  Mr. Sutaris’ and Mr. Gulotty’s death benefits were capped at the lesser of the net at risk amounts available in the Bank-Owned Life Insurance policies held by the Company at the time of death, or $600,000 and $700,000, respectively.  Mr. Bisaccio did not participate in this plan.

In 2006, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) issued new guidance that employers must record deferred compensation costs and post-retirement benefit aspects of endorsement split dollar life insurance arrangements that had not been recorded or reported for financial accounting purposes.  These requirements were effective for fiscal years starting after December 15, 2007, and affected any organization that maintained a split-dollar arrangement, providing a post-retirement benefit and required the employer to recognize the liability associated with the cost of the post-retirement benefit.  The cost as determined by management created a sizable adjustment to capital in 2008 for prior periods, as well as an on-going expense for the life of each of the insured individuals.

For these reasons, the Bank’s management was compelled to review and evaluate a variety of options to eliminate the on-going and long-term liability exposure of the Bank, while concurrently offering plan participants comparable or alternative forms of benefit(s) through a “buy-out” arrangement.  A “buy-out” arrangement allowed split dollar plan participants to terminate their existing plans (foregoing the post-retirement benefits) in exchange for cash settlements.  These cash amounts would be fully taxable to the participants and could be used to purchase a replacement benefit or benefits. At the same time, a “buy-out” would eliminate the Bank’s obligation to record rather sizable long-term liability and would result in improved after-tax income. The amounts of the cash settlements would be based on a present value based formula derived from the aggregate accrued liability as of December 31, 2008.

On June 26, 2009, the Board of Directors authorized the formulation of a split dollar “buy-out” arrangement to be offered to fourteen (14) of the fifteen (15) participants receiving or eligible to receive post retirement benefits.  Ten (10) of the fourteen eligible participants, including Messrs. Gulotty, Sutaris and Lord chose to exchange their split dollar benefits for individual cash settlements.  Of the ten participants that accepted the buy-out offer, the average cash settlement payment totaled $105,629.  Messrs. Gulotty, Sutaris and Lord received $97,697, $64,073 and $69,827, respectively, as a result of the buy-out.  In the aggregate, the Company provided cash payments totaling $1.056 million in connection with the termination of these benefits by the ten former participants.  Director Whittet remains in the plan.  These amounts are included in the Summary Compensation Table under the heading “All Other Compensation.”

Retirement Benefits

The Company provides both qualified and non-qualified retirement benefits to its employees. Specifically, Messrs. Gulotty, Sutaris and Lord are participants in the Company’s Defined Benefit Retirement Plan, which was frozen in February 2006. All of the named executive officers are participants in the Company’s 401(k) plan, to which the Company contributes.  The Company also offered a non-qualified Executive Deferred Compensation Plan that was frozen in 2004.  With the exception of Mr. Bisaccio, all of the named executive officers have amounts held for their benefit in this plan, but may no longer defer salary or bonuses into the plan.  Detailed information about these benefits is set forth under the Non-Qualified Deferred Compensation Table and Pension Benefits Table in this Proxy Statement.

Policy on Recovery of Awards

The Company does not currently have a policy with respect to the recovery of awards when the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Executive Officer Compensation

 The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2009.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ²	All Other Compensation ³ ⁴	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Douglas C. Gulotty President & CEO of the Company & Bank	2009	280,000	0	0	0	0	38,419	115,288	433,707
	2008	255,000	12,500	0	0	0	37,960	41,000	346,460
Joseph E. Sutaris Executive VP & CFO of the Company & Bank	2009	190,000	0	0	0	0	11,229	78,555	279,784
	2008	175,000	7,500	0	0	0	13,098	22,393	217,991
Jeffrey C. Lord Regional President – Senior Lending Officer	2009	150,000	0	0	0	30,211 ¹	13,691	83,509	277,411
	2008	150,000	6,835	0	0	69,883 ¹	8,106	15,290	250,114
Brian M. Bisaccio Regional President – Commercial Lending	2009	140,000	0	0	0	67,495 ¹	0	13,048	220,543
	2008	140,000	0	0	0	41,995 ¹	0	47,445	229,440

¹
The Company paid these amounts pursuant to Mr. Lord's and Mr. Bisaccio's incentive agreements, which included payments for current and prior year performance goals.  The incentive agreements were terminated during the second quarter of 2009.

²
Reflects the increase in the actuarial present value in the lump sum payable of the defined benefit plan at October 1, 2009, and the lump sum payable at December 31, 2009 of the non-qualified deferred compensation plan for each of the named executive officers.

³
All other compensation for 2009 includes the following amounts: Mr. Gulotty: $97,697 Split Dollar Life Insurance "Buy-out", $7,350 Company contribution to Mr. Gulotty's 401(k) plan account, $9,000 automobile allowance, $281 imputed values under Split Dollar and Group Term Life Insurance, and $960 for opting out of the Company's health insurance plan; Mr. Sutaris: $64,073 Split Dollar Life Insurance "Buy-out", $7,350 Company contribution to Mr. Sutaris' 401(k) plan account, $6,954 automobile allowance, and $178 imputed values under Split Dollar and Group Term Life Insurance; Mr. Lord: $69,827 Split Dollar Life Insurance "Buy-out", $7,350 Company contribution to Mr. Lord's 401(k) plan account, $4,804 automobile allowance, $1,298 for unused vacation pay, and $230 imputed values under Split Dollar and Group Term Life Insurance;  Mr. Bisaccio: $6,360 Company contribution to Mr. Bisacco's 401(k) plan account, $2,337 automobile allowance, $1,767 country club membership fees, $2,154 for unused vacation pay, and $430 imputed value under Group Term Life Insurance.

⁴
All other compensation for 2008 includes the following amounts: Mr. Gulotty: $27,856 Company contribution to Mr. Gulotty's 401(k) plan account, $7,731 automobile allowance, $322 imputed value under the BOLI in 2008, $1,593 country club membership fees, $2,538 payment for unused vacation pay, and $960 for opting out of the Company's health insurance plan; Mr. Sutaris: $17,305 Company contribution to Mr. Sutaris' 401(k) plan account, $4,865 automobile allowance, and $223 imputed value under the BOLI; Mr. Lord: $10,222 Company contribution to Mr. Lord's 401(k) plan account, $4,817 automobile allowance, and $251 imputed value under the BOLI; Mr. Bisaccio: $28,750 signing bonus, $4,716 Company contribution to Mr. Bisaccio's 401(k) plan account, $2,251 automobile allowance, $11,437 country club membership fees, and $291 imputed value of group term life insurance.

The following table includes information about the named executive officers’ benefits under the Company’s non-qualified deferred compensation plans.  Mr. Bisaccio does not participate in this plan.

2009 N0N-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year ¹	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
Douglas C. Gulotty	0	0	2,799	0	52,666
Joseph E. Sutaris	0	0	978	0	7,766
Jeffrey C. Lord	0	0	1,771	0	11,854

¹
Represents earnings on contributions made by the named executive officers to the Bank's Executive Officer Deferred Compensation Plan.  In December 2004, the Board of Directors voted to freeze this plan, commencing in fiscal year 2005.  Under the deferred compensation plan, participating executive officers could elect to defer a portion of their annual bonus and earn a return on the deferred fund balance based upon the performance of the classes of eligible securities chosen by the participating officer.  Eligible securities included: (i) U.S. Government debt obligations; or (ii) equities and debt instruments, including mutual funds, used as investments by the Trust Department of the Bank.  Additionally, participants could elect to index their deferred amounts to the financial performance of the Company's common stock ("phantom stock").  Participants could defer payment of the elected salary and bonus amounts for federal and state income taxes purposes and defer payment of taxes on capital appreciation and income earned on the "phantom stock" or underlying investments purchased for their account until withdrawal.  The plan vested immediately and was not tied to long-term performance goals.  The Bank did not provide a matching benefit for participants.  The participant's account is not held by the Bank in trust, escrow or similar fiduciary capacity.  Accordingly, neither the participant nor the participant's legal representative have any right against the Bank or the Company with respect to any portion of the account, except as a general unsecured creditor.  With notice to the Bank, as required by law, the participants may withdraw funds upon the termination of their employment, retirement or in the event of financial hardship.  The participants may upon notice, make withdrawals from their deferred compensation upon retirement or termination in: (i) a lump sum not later than 90-days after termination, (ii) monthly installments for a designated number of months not to exceed 60 months; or (iii) any other method permitted by law.

The following table includes information about the named executive officers’ benefit under the Company’s pension plan.  Mr. Bisaccio does not participate in this plan.

2009 PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year ¹
		(#)	($)	($)
Douglas C. Gulotty	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	19.75	301,809	0
Joseph E. Sutaris	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	10.0833	78,552	0
Jeffrey C. Lord	New York State Banker Retirement System Volume Submitter Plan as Adopted by Wilber National Bank	9.8333	101,976	0

¹
Each of the named executive officers has accrued benefits in the Company's defined benefit pension plan, which was frozen in February, 2006.  The assumptions used to determine the present values of accumulated benefits under the defined benefit pension plan are set forth in Note 11 to the Company's Consolidated Financial Statements.

The following table sets forth the nature and amounts of potential payments to each of the named executive officers upon termination of employment or a change in control of the Company.

POTENTIAL POST - EMPLOYMENT TERMINATION PAYMENTS
Name	Benefit ¹	Voluntary for Good Reason	For Cause	Without Cause	Death ²	Change in Control- continue employment	Change in Control - terminate employment ⁴
		($)	($)	($)	($)	($)	($)
Douglas C. Gulotty	Severance Payment	280,000	0	280,000	500,000	560,000	840,000
	Health and Welfare	0	0	6,338	0	7,657	6,338
	Total	280,000	0	286,338	500,000	567,657	846,338
Joseph E. Sutaris	Severance Payment	190,000	0	190,000	500,000	285,000	475,000
	Health and Welfare	0	0	6,338	0	7,657	6,338
	Total	190,000	0	196,338	500,000	292,657	481,338
Jeffery C. Lord	Severance Payment	0	0	69,230	500,000	150,000	219,231
	Health and Welfare	0	0	6,338	0	7,657	6,338
	Total	0	0	75,568	500,000	157,657	225,569
Brian M. Bisaccio ³	Severance Payment	140,000	0	140,000	500,000	140,000	280,000
	Health and Welfare	0	0	6,338	0	7,657	6,338
	Total	140,000	0	146,338	500,000	147,657	286,338

¹	All values are as of 12/31/2009. Except for the death benefit, the stated benefits are provided under the respective named executive officers' Employment Agreements and/or Retention Bonus Agreements.
²	Amounts are the maximum death benefit payable under the Bank's Group Term Insurance Plan. The benefit is payable upon death during the executive's employment with the Company.
³
Mr. Bisaccio's Employment Agreement, which allowed a payment in the amount of one year's salary for a voluntary termination  with "good reason" or for an involuntary termination "without cause", expired on December 31, 2009 and was not renewed.

⁴
If a lump sum payment which any executive has the right to receive form Wilber National Bank would constitute a “parachute payment”, as defined in Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) such lump sum payment shall be reduced to the “largest amount” as will result in no portion of the lump sum payment being subject to the excise tax imposed by Section 4999 of the Code.  “Largest amount” is defined as the present value of the contingent payments equaling or exceeding 300% of the executive’s “base amount.”  The executive’s base amount is his/her average annual taxable compensation paid by the corporation during the most recent five tax years.

Transactions with Directors and Executive Officers

Directors and executive officers of the Company and their associates were customers of, or had transactions with, the Company or the Bank or other subsidiaries in the ordinary course of business during 2009.  Additional transactions may be expected to take place in the future.  All outstanding loans to Directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectability or present other unfavorable features at the time of origination.

Each of these transactions and relationships was entered into on an arm's length basis.  Management of the Company believes that all amounts paid by the Company or the Bank in those transactions have been at competitive rates or prices.

Brian R. Wright, who is the Chairman of the Board, is serving as Special Counsel to the law firm of Hinman, Howard & Kattell, LLP.  During fiscal 2009, the Company, Bank and all other subsidiaries made payments to this firm for legal services in the aggregate amount of $305,857, which includes certain fees paid by the Bank on behalf of borrowers relating to loan closings handled by this law firm.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors, executive officers, and persons who beneficially own more than 10% of any class of the Company’s equity securities to file with the SEC, initial reports of ownership within ten days after the reporting event, and reports of changes in ownership of the Company’s common stock generally by the second business day following the transaction.

To the Company’s knowledge, based upon a review of all reports furnished to the Company during fiscal year 2009 all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with by such persons, except Directors Davis and Whittet who each untimely filed one Form 4.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board does not know of any matter other than as indicated above that will come before the meeting.  In the event that any other matter properly comes before the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment on such matters.

GENERAL

We are distributing our Annual Report for fiscal year 2009 with this Proxy Statement to shareholders of record on the Record Date. The Annual Report is not part of the proxy solicitation materials.

If you submit a properly completed proxy card to the Company on the form distributed with this Proxy Statement, it will be voted if received before the voting is closed at the meeting.  The proxy will be voted in the manner directed on the proxy card.  If the proxy card is signed and returned but no directions are given, the proxy will be voted "FOR" fixing the number of Directors at nine (9) and all of the Director nominees.

The cost of this Proxy Statement and the related proxy solicitation will be borne by the Company.  In addition, Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by other means without additional compensation.  The Company will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who were holders of record of shares of the Company’s capital stock or participants in depositories on the Record Date, bear their reasonable expenses for mailing copies of this Proxy Statement and accompanying Notice of Annual Meeting of Shareholders and the form of proxy card to the beneficial owners of such shares.

SHAREHOLDER PROPOSALS AT THE ANNUAL MEETING IN THE YEAR 2011

The Company's Board will establish the date for the 2011 Annual Meeting of Shareholders.  In order for a shareholder to be entitled, under the regulations of the SEC, to have a shareholder proposal included in the Company's Proxy Statement for the 2011 meeting, the proposal must be received by the Company at its principal executive offices, 245 Main Street, P.O. Box 430, Oneonta, New York, Attention: Joseph E. Sutaris, Secretary, at least 120 days in advance of the date in the year 2011 which corresponds to the date in the year 2010 when we first release this Proxy Statement to shareholders.  The shareholder must also satisfy the other requirements of SEC Rule 14a-8.  Note that this filing requirement is separate from the notice requirements described in this Proxy Statement regarding the advance notice that is required before a shareholder is permitted to offer a proposal for a vote at any annual meeting.

If additional copies of the 2010 Proxy Statement and 2009 Annual Report on Form 10-K are needed, please send a written request to Joseph E. Sutaris, Secretary, at our address stated above.  It may also be obtained through the following website at www.cfpproxy.com/5458 or through our website at www.wilberbank.com, under the link ‘About Us’ - ‘The Wilber Corporation.’ The Form 10-K report is not a part of the proxy solicitation materials.

PLEASE SIGN, DATE AND MAIL YOUR PROXY NOW.

By Order of the Board of Directors

/s/ Joseph E. Sutaris
Joseph E. Sutaris
Secretary

Oneonta, New York
March 23, 2010

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	THE WILBER CORPORATION

			For	Against	Abstain
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS		1. Fixing the number of directors at nine (9).	☐	☐	☐

The undersigned hereby appoints the Board of Directors of The Wilber Corporation, or their successors in office, Proxies, with full power of substitution, to represent and vote all the shares of common stock of The Wilber Corporation held of record by the undersigned on March 11, 2010 at the annual meeting of shareholders to be held on April 30, 2010 at 10:00 a.m. at the Holiday Inn Oneonta, 5206 State Highway 23, Oneonta, New York 13820, upon the matters described in the accompanying Proxy Statement and upon other business that may properly come before the meeting or any adjournment thereof. Said Proxies are directed to vote or refrain from voting as marked hereon upon the matters listed herein, and otherwise in their discretion.

			For	With- hold	For All Except
		2. Election of Directors	☐	☐	☐
Olon T. Archer, Douglas C. Gulotty, and Joseph P. Mirabito

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.
PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED
POSTAGE-PAID ENVELOPE

    THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR JUDGMENT AND DISCRETION. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” BOTH OF THE PROPOSALS. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

Please be sure to date and sign	Date
this proxy card in the box below.

Sign above

 Detach above card, sign, date and mail in postage paid envelope provided.

THE WILBER CORPORATION

PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE
AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/5458